EXHIBIT 5.1

[Letterhead of Goodwin Procter LLP]

August 26, 2005

DiamondRock Hospitality Company

10400 Fernwood Road, Suite 300

Bethesda, MD 20817

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-11

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to DiamondRock Hospitality Company, a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-11 (Registration No. 333-123809) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale of up to 20,850,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”).

In connection with rendering this opinion, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, as amended to date, certified as of a recent date by the State Department of Assessments and Taxation of Maryland, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Maryland General Corporation Law, and we express no opinion with respect to the blue sky or securities laws of any state, including, without limitation, Massachusetts and Maryland.

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable under the Maryland General Corporation Law.

DiamondRock Hospitality Company

August 26, 2005

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/  Goodwin Procter LLP

GOODWIN PROCTER LLP